Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

Host Hotels & Resorts, L.P.:

We consent to the use of (i) our report dated February 24, 2011, except as to Notes 6, 10, 16, 18, 19, and 21 which are as of September 13, 2011, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, (ii) our report dated February 24, 2011, on the effectiveness of internal control over financial reporting of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2010, and (iii) our report dated February 24, 2011, except as to Notes 6, 10, 16, 18, 19, and 21 which are as of September 13, 2011, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, capital and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, VA

November 30, 2011